(d)(2)(iii)

August 1, 2022

Voya Funds Trust

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Class P Management Fee Waiver

Ladies and Gentlemen:

By this letter dated August 1, 2022, we have agreed to waive the management fee payable to us under the Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Investments, LLC and Voya Funds Trust ("VFT"), with respect to Class P shares of Voya GNMA Income Fund (the "Fund"), a series of VFT. Such waiver will be in an amount equal to the management fees allocated to, and otherwise payable by, the Class P shares of the Fund, thereby reducing the post-waiver fee rate payable by the Class P shares to 0.00%.

By this letter, we agree to waive the management fee for the period from August 1, 2022 through August 1, 2023.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VFT.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

August 1, 2022

Please indicate your agreement to this reduction in fee for the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Todd Modic

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Funds Trust

By: /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized